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                                                                   EXHIBIT 10.11

                                  NOVELL, INC.
                            KEY EMPLOYMENT AGREEMENT


        THIS KEY EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this March 18, 1997 (the "Effective Date"), by and between NOVELL, INC., a Delaware corporation, 122 East 1700 South, Provo, Utah ("Novell"), and Eric Schmidt ("Employee").


                                    RECITALS

        A. Novell is engaged in the process of developing, manufacturing and marketing computer hardware and software.

        B. Commencing upon the Effective Date and through April 6, 1997 (the "Part-Time Employment Period"), Employee shall be a part-time employee of Novell, familiarizing himself with Novell's business operations. On April 7, 1997, Employee will become (i) the Chief Executive Officer of Novell, and (ii) subject to continued election to the Board by the vote of the stockholders of the Company, a member of the Board.

        C. In consideration of the benefits of new employment by Novell, as well as other good and valuable consideration set forth herein, Employee agrees to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto intending to be legally bound, hereby agree as follows.

I.      Definitions: As used herein, the following definitions shall apply:

        A.      "Board" shall mean Novell's Board of Directors.

        B.      "Cause" shall mean Employee's termination only upon:

                1. Employee's continued violations of Employee's obligations to perform the duties and responsibilities normally required of a chief executive officer which are demonstrably willful or deliberate on Employee's part after there has been delivered to Employee a written demand for performance from Novell which described the basis for Novell's belief that Employee has not substantially performed his duties;

                2. Employee's engaging in willful misconduct which is materially injurious to Novell or its affiliates;

                3. Employee's committing a felony, an act of fraud against or the misappropriation of property belonging to Novell or its affiliates; or



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                4.      Employee's willful breaching, in any material respect,
                        the terms of this Agreement or any confidentiality or proprietary information agreement between Employee and Novell.

        C.      A "Change in Control" shall be deemed to have occurred if:

                1. Novell sells or otherwise disposes of all or substantially all of its assets;

                2. There is a merger, consolidation or any other corporate reorganization of Novell with any other corporation or corporations or any other entity or person (or a related series of such transactions), provided that the stockholders of Novell, as a group, do not hold, immediately after such event, at least 50% of the voting power of the surviving or successor corporation or any series of transactions.

                3. Any person or entity, including any "person" as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the "beneficial owner" (as defined in the Exchange Act) of Common Stock of Novell representing 40% or more of the combined voting power of the voting securities of Novell.

        D.      "Code" shall mean the Internal Revenue Code of 1986, as amended.

        E. "Constructive Termination" shall mean that the Employee has terminated employment with Novell or its affiliated entities because, although Novell has not terminated the Employee's employment involuntarily, either the Employee's position, annual base salary or responsibilities have been significantly reduced. For purposes of this Agreement, a reduction of twenty percent (20%) or more in Employee's annual base salary in effect immediately prior to such reduction will be deemed to be a significant reduction. A reduction in the Employee's annual base salary that is part of an overall reduction in compensation also applied to other senior executives of Novell as a result of decreased business performance by Novell or one of its business units shall not constitute a Constructive Termination.

        F.      "Novell" shall mean Novell and its subsidiaries.

        G.      "Restricted Business" shall mean:

                1. the design, development, manufacture, marketing or support of local or wide area network products, computer operating systems, applications products, or any other software products of the type designed, developed, manufactured, sold or supported by Novell or as proposed to be designed, developed, manufactured, sold or supported by Novell pursuant to a development project which is actually being pursued during the term of this Agreement; and

                2. any business which directly competes with the hardware and software business of Novell.

        H. "Restricted Territory" shall mean the counties, cities or states of the United States.

II.     Employment and Term



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        A.      This Agreement shall commence as of the Effective Date and shall continue until all obligations of the parties hereto are discharged following Employee's termination of employment.

        B. During the term hereof, and subject to other provisions set forth herein, Novell may terminate Employee's employment for Cause or without Cause.

        C. If Employee's employment is terminated for Cause or if Employee resigns his employment other than upon a Constructive Termination, no compensation or payments will be paid or provided to Employee pursuant to this Agreement for the period following the date upon which such a termination of employment is effective.

        D. If Novell terminates Employee's employment other than for Cause or if a Constructive Termination occurs: (i) Employee shall be entitled to receive a severance payment from Novell in an amount equal to one times Employee's rate of annual base salary and Target Bonus (as defined herein) at the time of termination;
                (ii) Employee shall be entitled to receive an amount equal to the cost of COBRA continuation for a period of one year after termination; (iii) Novell agrees to accelerate the vesting of that portion of Employee's stock options, if any, which would have vested within one year after the date of Employee's termination; and (iv) in the event that Employee holds any shares subject to Novell repurchase rights upon termination of employment or consulting relationship with the Company, Novell agrees to waive such repurchase rights as to the vesting of all such shares. The severance payment shall be payable in 12 equal monthly installments.

        E. During the Part-Time Employment Period, Novell shall pay the Employee at the rate of $1000 per week. Following the Part-Time Employment Period and while employed by Novell pursuant to this Agreement, Novell shall pay the Employee as compensation for his services a base salary at the annualized rate of $600,000 (the "Base Salary"), subject to normal review for potential cost of living or performance adjustments. Such salary shall be paid periodically in accordance with normal Novell payroll practices and subject to the usual, required withholding. Employee understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from Novell give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of this Agreement.

        F. If Employee remains employed by Novell through October 31, 1997, Employee shall receive a bonus payment equal to six hundred thousand dollars ($600,000) multiplied by a fraction, the numerator of which shall be the number of days between the Effective Date and October 31, 1997 and the denominator of which shall be three hundred and sixty-five, less applicable withholding.

        G. Following October 31, 1997, in addition to Employee's Base Salary, Employee will participate in Novell's then current incentive bonus program under which Employee will be entitled to earn incentive bonus compensation equal to:

                (i) 100% of Employee's base salary if certain performance goals are met (the "Target Bonus"); and

                (ii) Such additional bonus compensation as may be specified by the Board should such goals be exceeded.



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        H.      On the Effective Date, Employee shall be granted stock options to purchase a total of two million seven hundred and fifty thousand shares (2,750,000) shares of Novell Common Stock with a per share exercise price equal to 100% of the "Fair Market Value," as such term is defined in the Novell 1991 Stock Plan (the "Stock Plan"). These options shall be for a term of ten years (or shorter upon termination of Employee's employment or consulting relationship with Novell) and, subject to accelerated vesting as set forth elsewhere herein, shall vest as to 20% of the shares originally subject to the option on the first anniversary of the date of grant, and as to of 1/60th of the shares originally subject to the option each month thereafter, so as to be 100% vested five years from the date of grant, conditioned upon Employee's continued employment or consulting relationship with Novell as of each vesting date. Except as specified otherwise herein, these option grants are in all respects subject to the terms, definitions and provisions of the Stock Plan and all the standard form of stock option agreement thereunder to be entered into by and between Employee and Novell (the "Option Agreement"), both of which documents are incorporated herein by reference; provided, however, that to the extent such options may not be granted under the Stock Plan by virtue of the limitation on the number of shares subject to option that may be granted thereunder in any fiscal year of Novell, they shall be granted outside of the Stock Plan pursuant to a written option agreement containing the same terms and conditions. Any such non-Stock Plan stock options shall be registered by the Company on Form S-8 as soon following the Effective Time as is practicable.

        I. On the Effective Date, Employee shall purchase nine hundred thousand shares of Novell Common Stock for a purchase price of nine thousand dollars ($9,000) (the "Restricted Stock"). Subject to accelerated vesting as specified elsewhere in this Agreement, the Restricted Stock shall vest as to (i) 30% of the shares purchased on the first anniversary of the Employment Commencement Date, (ii) 25% of the shares purchased on the second anniversary of the Employment Commencement Date, (iii) 20% of the shares purchased on the third anniversary of the Employment Commencement Date, (iv) 15% of the shares purchased on the fourth anniversary of the Employment Commencement Date, and (v) 10% of the shares purchased on the fifth anniversary of the Employment Commencement Date, so as to be 100% vested five years following the Employment Commencement Date, conditioned upon Employee's continued employment or consulting relationship with Novell as of such vesting dates. Except as otherwise specified herein, in the event that Employee's employment or consulting relationship with Novell terminates, any unvested Restricted Stock shall be subject to repurchase by Novell for the per share purchase price originally paid by Employee. This award is in all respects subject to the terms, definitions and provisions of the Stock Plan and the standard form of restricted stock purchase agreement to be entered into by and between Employee and Novell (the "Restricted Stock Purchase Agreement"), both of which documents are incorporated herein by reference. Notwithstanding anything in this Agreement to the contrary, in the event that the sale by Employee of Novell common stock is restricted by federal securities laws (other than Section 16 of the Securities Exchange Act of 1934, as amended) or the insider trading policies of Novell, at the time any tax liability arises as a result of the vesting of Restricted Stock, Novell shall loan to Employee sufficient funds to pay such tax liability. Such loan shall be pursuant to a Promissory Note, which shall accrue interest at the minimum applicable federal rate to avoid the imputation of income to the Employee, and shall be payable by Employee to Novell no later than thirty (30) days after the trading restriction expires.



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        J.      Employee will be entitled to receive Novell's employee benefits made available to other employees and officers to the full extent of Employee's eligibility therefor. During Employee's employment, Employee shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plans of Novell that are available to other comparable employees. Participation in any such plan shall be consistent with Employee's rate of compensation to the extent that such compensation is a determinative factor with respect to coverage under any such plan.

        K. Employee is subject to the Novell policies set forth in the most current version of the Employee Handbook, which policies may be altered from time to time by Novell. In the event provisions of this Agreement are in conflict with the Employee Handbook, the provisions of this Agreement shall govern.

III. Work Responsibilities. During the Part-Time Employment Period, Employee shall work on a part-time basis to familiarize himself with the business operations of Novell. On April 7, 1997, Employee shall become Novell's Chief Executive Officer (the "CEO Commencement Date"). Following the CEO Commencement Date and during the term of this Agreement as set forth in
        Section II.A hereof, Employee agrees to devote his full business time, skill and attention to his duties as Chief Executive Officer of Novell, and shall perform them faithfully and diligently, using his best efforts to further the business of Novell. Employee shall report to, and agrees to perform such responsibilities and duties as may reasonably be required by, the Board from time to time.

IV.     Covenants Not to Compete and Not to Solicit

        A. Following the Part-Time Employment Period, Employee shall not, while employed hereunder, and for a period of one (1) year thereafter in the event of a voluntary termination, directly or indirectly, engage in (whether as employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that is a Restricted Business in a Restricted Territory without the prior written consent of Novell. It is agreed that (i) ownership of no more than 2% of the outstanding voting stock of a publicly traded corporation or any stock presently owned by Employee, and (ii) acting as a member of any Board of Directors on which Employee is serving as of the Effective Date, shall not constitute a violation of this provision.

        B. Employee agrees that for a period of one (1) year after his employment hereunder terminates, Employee shall not:

                1. solicit, encourage, or take any other action which is intended to induce any other employee of Novell to terminate his or her employment with Novell; or

                2. interfere with the contractual or employment relationship between Novell and any such employee of Novell.

                The foregoing shall not prohibit Employee or any entity with which Employee may be affiliated from hiring a former employee of Novell; provided that such hiring results exclusively from such former employee's affirmative response to a general recruitment effort.



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        C.      The parties intend that the covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city and state or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof deemed included in said paragraphs, then such unenforceable covenant
                (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof to be enforced.

        D. In the event that the provisions of this Section IV should ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

V. Reasonableness of Covenants. Employee represents that he: (a) is familiar with the covenants not to compete and not to solicit , and (b) is fully aware of and acknowledges his obligations hereunder, including without limitation the reasonableness of the length of time and scope of these covenants. Employee acknowledges that breach of Employee's covenants not to compete and not to solicit in Section IV would cause irreparable injury to Novell, and agrees that in the event of such breach Novell shall be entitled to seek injunctive relief under applicable law without the necessity of proving actual damages.

VI. Novell Agreements. As of the Effective Date, Employees agrees to enter into Novell's Intellectual Property Agreement as well as Novell's Conflicts Disclosure Form.

VII. At-Will Employment. Novell and Employee acknowledge that Employee's employment is and shall continue to be at-will, as defined under applicable law. If Employee's employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or other written Novell benefit plans.

VIII. Change in Control. In the event that Employee's employment with Novell or its successor is terminated without Cause following a Change in Control, or Employee experiences a Constructive Termination following a Change in Control:

        A. Employee shall receive a severance payment in an amount equal to two times Employee's rate of annual Base Salary and Target Bonus at the time of termination;

        B. Employee shall receive an additional payment equal to the cost of COBRA continuation for a period of eighteen months after termination;

        C. Novell agrees to accelerate the vesting of that portion of Employee's Novell stock options, if any, which would have vested within one year after the date of Employee's termination. No other portion of Employee's stock option shall be accelerated.

        D. In the event that Employee holds any shares subject to Novell repurchase rights upon termination of employment, Novell agrees to waive such repurchase rights as to the vesting of the greater of (i) the number of shares that would have vested within one year after the date of Employee's termination, or (ii) one-half of the number of shares not vested on the date of Employee's termination.



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        E.      The payments set forth in Sections VIII.A and VIII.B shall be payable upon the date of Employee's termination.

        Termination of employment without Cause, including Constructive Termination, shall be presumed to be "following a Change in Control" if it takes place at any time within two (2) months before or 1 (one) year after a Change in Control.

IX. Best Results: 280G Excise Tax Gross-Up on Excise Tax Related to Stock Option Vesting Acceleration. In the event that any payment or benefit received or to be received by Employee upon a Change in Control would result in all or a portion of such payment to be subject to excise tax under Section 4999 of the Code, then the Employee's payment shall be either (i) the full payment or (ii) such lesser amount which would result in no portion of the payment being subject to excise tax under
        Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes, and the excise tax imposed by Section 4999 of the Code, and also taking into account Novell's obligation to pay to Employee the Excise Tax Amount (as defined below) related to the accelerated vesting of Employee's Novell stock options, results in the receipt by Employee, on an after-tax basis, of the greatest amount, notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. If the full payment is to be made to Employee pursuant to the preceding sentence, Novell shall pay to Employee an amount equal to the "Excise Tax Amount" relating to the accelerated vesting of Employee's Novell stock options, such that Employee shall be fully "grossed-up" as to the excise tax relating to the accelerated vesting of such options. The "Excise Tax Amount" means a calculation of Employee's Code Section 4999 excise tax liability relating to the vesting of Employee's Novell stock options, including any excise tax liability relating to payments to be made pursuant to the preceding sentence. For purposes of determining the Excise Tax Amount, the Code Section 4999 excise tax liability relating to the vesting of Employee's Novell stock options shall be calculated by allocating the "Base Amount" (as such term is defined in Code Section 280G(b)(3) pro rata among the Novell stock option acceleration and any other benefits (other than the Excise Tax Amounts payments) that are determined to be "Parachute Payments" (as such term is defined in Code Section 280G(b)(2)). All determinations required to be made under this Section IX shall be made by Ernst & Young or any other nationally recognized accounting firm which is Novell's outside auditor at the time of such determination, which firm must be reasonably acceptable to Employee (the "Accounting Firm"). Novell shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to Novell and Employee. Notice must be given to the Accounting Firm within fifteen (15) business days after an event entitling Employee to a payment under this Agreement. All fees and expenses of the Accounting Firm shall be borne solely by Novell. The Accounting Firm's determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

X. Disability or Death. If Employee's employment hereunder terminates due to his total and permanent disability (as defined in Section 22(e)(3) of the Code) or death, then such termination shall be treated as if it were a termination without Cause.

XI. Amounts Payable Subject to Withholding. Any amounts payable hereunder, including any amounts to be paid in the event of a termination without Cause or a Constructive Termination, shall be subject to applicable tax withholding.

XII. Arbitration. The parties hereto agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance,



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        breach, or termination thereof, shall be finally settled by binding arbitration to be held in Santa Clara County, California under the Employment Dispute Resolution Rules of the American Arbitration Association as then in effect (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration, and judgement may be entered on the decision of the arbitrator in any court having jurisdiction.

        The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law, and the arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law, provided, however, that this arbitration provision shall not preclude Novell from seeking injunctive relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of Novell's trade secrets or confidential and proprietary information. The arbitrator shall award costs and fees, including reasonable attorneys' fees to the prevailing party, or shall be free to apportion costs and fees as deemed reasonable under the circumstances.

        EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION XII, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO SUBMT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO EMPLOYEE'S RELATIONSHIP WITH THE COMPANY.

XIII. Integration. This Agreement, including the documents referenced in Sections II and VI of this Agreement, set forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all previous communications, negotiations and agreements among the parties, whether written or oral. No waiver, alteration, or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

XIV. Successors. Novell shall require any successor or assignee, in connection with any sale, transfer or other disposition of all or substantially all of Novell's assets or business, whether by purchase, merger, consolidation or otherwise, expressly to assume and agree to perform Novell's obligations under this Agreement in the same manner and to the same extent that Novell would be required to perform if no such succession or assignment has taken place.

XV. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

XVI. Notices. Any notice pursuant to the Agreement shall be deemed validly given or served if given in writing and delivered personally or ten (10) calendar days after being sent by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to him or her at the home address which he most recently communicated to Novell in writing. In the case of Novell, mailed notices shall be addressed to



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        Novell, Inc., 1555 N. Technology Way, Orem, Utah 84057, and all notices shall be directed to the attention of Novell's General Counsel.

XVII. Title and Captions. Section titles or captions to this Agreement are for convenience only and shall not be deemed part of this Agreement or in no way define, limit, augment, extend, or describe the scope, content, or intent of any part or parts of this Agreement.

XVIII. Pronouns and Plurals. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine, or neuter forms and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. Each of the foregoing genders and plurals is understood to refer to a corporation, partnership, or other legal entity when the context so requires.

XIX. Further Action. The parties shall execute and deliver all documents or instruments, provide all information, and take or forebear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

XX. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California.

XXI. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of such or any other covenant, agreement, term or condition. Any party may, by notice delivered in the manner provided in this Agreement, but shall be under no obligation to, waive any of its rights or any conditions to its obligations hereunder, or any duty, obligation or covenant of the other party. No waiver shall affect or alter the remainder of this Agreement but each and every other covenant, agreement, term, and condition hereof shall continue in force and effect with respect to any other then existing or subsequently occurring breach.

XXII. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

XXIII. Employee Acknowledgment. Employee acknowledges that before signing this Agreement, Employee was given an opportunity to read it, evaluate it, and consult with an attorney and other personal advisors.


        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


EMPLOYEE:                                          NOVELL:


/s/Eric Schmidt                                    /s/John A. Young
-------------------------                          -----------------------------
Eric Schmidt                                       John A. Young



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